Exhibit 99.1

Orchids Paper Products Company Announces Amended Agreement With Its Creditors And A New Ultra-Premium Customer Win

BRENTWOOD, Tenn., Nov. 21, 2018 /PRNewswire/ -- Orchids Paper Products Company (NYSE American: TIS), a national supplier of high-quality consumer tissue products, today announced that the Company has reached an agreement with its creditors, amending its credit agreement. The Company also announced that it has won a significant bid with a new customer, to supply 100% recycled ultra-premium quality tissue.

Jeff Schoen, President and Chief Executive Officer, stated, "Our lenders continue to support and maintain access to the liquidity needed to operate our business. On November 20, we executed modifications to our credit facilities to increase the amount available under our revolving line of credit by $5.9 million and to defer future principal and interest payments to December 31, 2018. In addition, the amended agreement extends the milestone dates to execute a transaction to December 31, 2018. At the end of the third quarter, the Company had $5.1 million of cash on hand.

"Additionally, we recently won a significant bid from a national supercenter retailer as the sole supplier of 100% recycled ultra-premium kitchen towel and bath tissue supporting the sustainable product channel, which will be serviced out of our Barnwell facility using QRT paper. We expect this business to begin shipping in March 2019 and to make a significant contribution to the overall profitability of the Company."

About Orchids Paper Products Company

Orchids Paper Products Company is a customer-focused, national supplier of high quality consumer tissue products primarily serving the at home private label consumer market. The Company produces a full line of tissue products, including paper towels, bathroom tissue and paper napkins, to serve the value through ultra-premium quality market segments from its operations in northeast Oklahoma, Barnwell, South Carolina and Mexicali, Mexico. The Company provides these products primarily to retail chains throughout the United States. For more information on the Company and its products, visit the Company's website at http://www.orchidspaper.com.

Investor Relations Contact:
Water's Edge Investor Relations Consulting Group
Louie Toma
774-291-6000
louie.toma@watersedgeir.com